EXHIBIT 8.1

Principal Subsidiaries

		Percentage of voting
At 31 December 2003	Country	share capital held		Principal activity

UK
AstraZeneca UK Limited	England	100	#	Research and development,
				production, marketing

AstraZeneca Insurance Company Limited	England	100		Insurance and reinsurance
				underwriting

AstraZeneca Treasury Limited	England	100		Treasury

Continental Europe

NV AstraZeneca SA	Belgium	100		Marketing

AstraZeneca Dunkerque Production SCS	France	100		Production

AstraZeneca SA	France	100		Research, production, marketing

AstraZeneca GmbH	Germany	100		Development, production, marketing

AstraZeneca Holding GmbH	Germany	100		Production, marketing

AstraZeneca SpA	Italy	100		Production, marketing

AstraZeneca Farmaceutica Spain SA	Spain	100		Production, marketing

AstraZeneca AB	Sweden	100		Research and development,
				production, marketing

AstraZeneca BV	The Netherlands	100		Marketing

The Americas

AstraZeneca Canada Inc.	Canada	100		Research, production, marketing

IPR Pharmaceuticals Inc.	Puerto Rico	100		Development, production, marketing

AstraZeneca LP	US	99		Research and development,
				production, marketing

AstraZeneca Pharmaceuticals LP	US	100		Research and development,
				production, marketing

Zeneca Holdings Inc.	US	100		Production, marketing

Asia, Africa & Australasia

AstraZeneca Pty Limited	Australia	100		Development, production, marketing

AstraZeneca KK	Japan	80		Production, marketing